Exhibit 2.7

                             AMENDMENT AGREEMENT TO
                                SUPPORT AGREEMENT

This amendment agreement (the "Amendment Agreement") is entered into as of January 22, 2002, among ASPi Europe, Inc. ("Pubco"), a Delaware Corporation, GrowthExperts Group Inc. ("Amalco"), an Alberta corporation and Scott Dow ("Dow"), as representative of the holders of Exchangeable Shares in the capital of Amalco.

WHEREAS:

A. Pursuant to the terms of a support agreement (the "Support Agreement") dated June 11, 2001 between Pubco, ASPi Alberta Holdings Inc. (the "Acquiror") and GrowthExperts Group Inc. (then a predecessor by way of amalgamation to Amalco) (the "Target") the parties provided for and established a procedure whereby Pubco would take certain actions and make certain payments and deliveries as necessary to ensure that Amalco would be able to satisfy the obligations of Amalco to all person who became holders of Exchangeable Shares in the share capital of Amalco pursuant to the special rights and restrictions attached to such Exchangeable Shares with respect to the payment and satisfaction of dividends, liquidation amounts, retraction prices and redemption prices.

B. On December 6, 2001 Amalco filed an assignment into bankruptcy and therefore the parties to the Support Agreement and Amalco have deemed it to be in the best interests of all parties concerned that the Support Agreement and the rights and restrictions attached to Exchangeable Shares be terminated;

C. Pursuant to section 3.3 of the Support Agreement, the Support Agreement could only be amended or modified by an agreement in writing executed by Amalco and Pubco and approved by 66.67% of the votes cast by the holders of Exchangeable Shares at a meeting called for that purpose;

D. At a meeting of the holders of Exchangeable Shares held on January 22, 2002 votes cast by holders of Exchangeable Shares in person and/or by proxy totalling in excess of 66.67% of such votes cast at the meeting approved an amendment to the Support Agreement as provided for herein;

NOW THEREFORE, this Agreement witnesses that in consideration of the mutual covenants and agreements contained in this amending agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Support Agreement.



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2. The  Support  Agreement  is  amended  by adding  thereto  a section  3.3.1 as follows:

            "3.3.1            Termination

            This Agreement may be terminated at the sole option of Pubco without any approval of Amalco (or its successors), or the holders of Exchangeable Shares, upon the institution of any proceedings to adjudicate Amalco a bankrupt or insolvent and upon such termination this Agreement shall be rendered null and void, ab initio".

3. Save as hereby the amended the terms and conditions of the Support Agreement remain unchanged.

4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the holders of Exchangeable Shares.

5. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be taken together to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereby have caused this Amendment Agreement to be duly executed as of the date and year first above written.

ASPi EUROPE, INC.

per:
      "Patrick McGrath"
--------------------------
Authorized Signatory

GROWTHEXPERTS GROUP INC.

per:
      "Scott Dow"
--------------------------
Authorized Signatory

As duly appointed authorized representative of the holders of Exchangeable Shares the undersigned does hereby consent to and agree to the amendments contained herein.

      "Scott Dow"
--------------------------
SCOTT DOW